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                           CONTINENTAL AIRLINES, INC.
                         2929 ALLEN PARKWAY, SUITE 2010
                             HOUSTON, TEXAS  77019


                                                 November 22, 1996


In-Flight Phone Corporation
One Tower Lane
Oakbrook Terrace, Illinois  60181
Attention:  Chief Executive Officer

MCI Telecommunications Corporation
1801 Pennsylvania Avenue, N.W.
Washington, D.C.  20006
Attention:  General Counsel

Ladies and Gentlemen:

  This letter agreement shall amend the Telecommunications System Agreement dated as of June 7, 1994 by and between In-Flight Phone Corporation, a Delaware corporation ("IFPC"), and Continental Airlines, Inc., a Delaware corporation ("Continental"), as amended by letter agreement dated March 29, 1995 and by letter agreement dated as of April 5, 1996 (as so amended, the "Agreement"), as specified below. This letter agreement is executed below by MCI Telecommunications Corporation, a Delaware corporation ("MCI"), solely to agree to the provisions of Sections 4 and 5 below, and to acknowledge and consent to the modifications to and amendments of the Agreement evidenced hereby. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the meanings ascribed thereto in the Agreement. Notwithstanding anything to the contrary contained in the Agreement or in any ancillary documents related thereto, the parties hereto agree as follows:


  1. If (i) IFPC does not receive by January 1, 1997 (and deliver a copy thereof to Continental) a firm written commitment from a nationally recognized investment banking firm or commercial bank, or other institution reasonably acceptable to Continental, for financing of IFPC on terms reasonably acceptable to Continental in an amount of not less than $50 million of net proceeds to IFPC, of which $25 million of such net proceeds are to be used by IFPC solely for the procurement and installation of, and of which $5 million of such net proceeds are to be used by IFPC solely for the maintenance and direct operating costs of, air-to-ground telecommunications and information equipment on Continental's jet aircraft fleet in accordance with the Agreement (the "Financing Commitment"), or (ii) IFPC does so receive the Financing Commitment, but the closing of such financing contemplated thereby (including receipt of the funds by IFPC in an amount of not less than $50 million with no restrictions on the use of $25 million of the net proceeds thereof for the procurement and installation of, and no restrictions on the use of $5 million of the net proceeds thereof for the maintenance and direct operating costs of, air-to-ground telecommunications and information equipment on Continental's jet aircraft fleet in accordance with the Agreement) (the "Closing") is not consummated by January 31, 1997, then Continental


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shall have the right to install air-to-ground telecommunications and information systems in any or all of its aircraft (whether currently operated or to be operated in the future) on which the Equipment is not installed on January 1, 1997, if the Financing Commitment is not received by then, or January 31, 1997, if the Financing Commitment is so received but the Closing has not occurred by January 31, 1997 ("Other Aircraft"), and IFPC shall have no right to install any such equipment, or any other form of telecommunications, information or (except as specified in clauses (A) and (B) of Section 3 below) entertainment equipment, on the Other Aircraft, and all of IFPC's rights and obligations (and all of Continental's rights and obligations) with respect thereto shall terminate and be of no force and effect. Pending receipt by IFPC of the Financing Commitment and the occurrence of the Closing, Continental shall have the right to solicit and contract (subject to (i) IFPC not receiving the Financing Commitment by January 1, 1997 or the Closing not occurring by January 31, 1997, and (ii) IFPC's rights pursuant to clauses (A) and (B) of
Section 3 below) with other providers of air-to-ground telecommunications and information systems (as to Other Aircraft and any aircraft on which IFPC telecommunications and information systems equipment is, in the future, removed), and with other providers of entertainment systems (as to all aircraft), to provide such systems with respect to the applicable aircraft.


  If the Closing occurs by January 31, 1997, IFPC covenants to use sufficient proceeds therefrom solely for the procurement and installation of air-to-ground telecommunications and information equipment on Continental's jet aircraft fleet in accordance with the installation schedule attached hereto as Appendix 1 (which, if the Closing occurs by January 31, 1997, shall be deemed to replace Exhibit D to the Agreement from and after such date) and in accordance with the Agreement, and to segregate at all times on its books and records and use solely for the procurement, installation, maintenance and direct operating costs of air-to-ground telecommunications and information equipment on Continental's jet aircraft fleet in accordance with the Agreement an amount equal to $30 million segregated into $25 million for procurement and installation and $5 million for maintenance and direct operating costs as described above) less amounts expended for such procurement, installation, maintenance and direct operating costs from and after the date of Closing (it being understood that, if IFPC timely completes all installations set forth on Appendix 1 as being completed by September 30, 1997, then IFPC may use any funds then remaining from such $30 million for its general corporate purposes, except for an aggregate of $2 million which shall remain segregated on its books and records and used solely for the procurement and installation of air-to-ground telecommunications and information equipment on Continental's jet aircraft fleet in accordance with the Agreement during the fourth quarter of
1997); provided that IFPC shall have no right or obligation to install air-to-ground telecommunications or information equipment or entertainment equipment on (i) any of Continental's DC 10-10 and DC 10-30 aircraft, any Boeing 757 aircraft with BusinessFirst configuration, and any other of Continental's aircraft which are used primarily in international routes and
(ii) any Embraer 145 aircraft operated by Continental or Continental Express, Inc. (collectively, the "Excluded Aircraft"), and in each case Continental shall have the right, without liability or obligation to IFPC, to have installed on the Excluded Aircraft any air-to-ground telecommunications or information equipment and any entertainment systems which Continental selects in its sole discretion.


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  Continental and IFPC agree that the provisions of the Agreement relating to the provisions by IFPC of SATCOM services are hereby terminated and shall be of no force and effect.


  If the Closing occurs by January 31, 1997, then from and after December 31, 1997, IFPC shall procure, or have cash segregated on its books at all times in an amount sufficient (and to be used solely) to procure (and, on a monthly basis with respect to applicable aircraft, certify to Continental in writing, signed by a senior officer of IFPC, such procurement or cash segregation and compliance with this paragraph), sufficient air to ground telecommunications and information equipment to satisfy at all times the next following three months' installations of such equipment on the jet aircraft of Continental (other than the Excluded Aircraft) to be delivered to Continental under its then current new aircraft delivery orders. Continental will promptly notify IFPC in writing of any changes in anticipated new jet aircraft delivery dates (other than with respect to Excluded Aircraft), and IFPC shall have the later of (x) three months from the date of delivery by Continental of notice of such change in anticipated delivery dates and (y) the three months prior to delivery of the affected aircraft to comply with the foregoing provisions of this paragraph with respect to such aircraft. If IFPC fails to so timely procure such equipment (or so segregate cash) and certify thereto as described above, then Continental shall notify IFPC of such failure in writing and provide IFPC a five day period in which to cure such failure. If such failure continues after such five day cure period then, from and after the expiration of such five day cure period, IFPC shall have no right to install any such equipment, or any other form of telecommunications, information or (except as specified in clauses (A) and (B) of Section 3 below) entertainment equipment, on any of Continental's jet aircraft fleet to be delivered after the date of such notice for which, at the conclusion of such five day cure period, IFPC has not procured such equipment (or so segregated cash), and all of IFPC's rights and obligations (and all of Continental's rights and obligations) with respect thereto shall terminate and be of no force and effect. IFPC shall thereafter continue to maintain and operate the Equipment on the Continental aircraft on which the Equipment is installed on the date of expiration of such five day cure period, and continue to maintain and operate the ATG System and ATG Services, in accordance with the provisions of the Agreement throughout the term of the Agreement, shall timely pay to Continental all commissions and other revenues under the Agreement with respect thereto (including guaranteed minimum Commissions set forth in Section 4.2(c) of the Agreement), and shall duly perform all its other obligations under the Agreement (as amended hereby).


  2. If the Financing Commitment is not received by January 1, 1997, or if the Financing Commitment is so received but the Closing does not occur by January 31, 1997, IFPC shall continue to maintain and operate the Equipment on the Continental aircraft on which the Equipment is installed on January 1, 1997, if the Financing Commitment is not received by then, or January 31, 1997, if the Financing Commitment is so received but the Closing has not occurred by January 31, 1997 ("Current Aircraft"), and continue to maintain and operate the ATG System and ATG Services, in accordance with the provisions of the Agreement throughout the term of the Agreement, shall timely pay to Continental all commissions and other revenues under the Agreement with respect thereto (including guaranteed minimum Commissions set forth in Section 4.2(c) of the Agreement), and shall duly perform all its other obligations under the Agreement (as amended hereby).





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  3. Whether or not the Financing Commitment is timely received or the Closing timely occurs, (A) IFPC shall have the right at its sole cost and expense, to install in accordance with the Agreement live video on the Current Aircraft (other than any Excluded Aircraft) in accordance with an installation schedule to be mutually agreed upon which installations shall commence no later than July 31, 1997 and be completed no later than December 31, 1998, and
(B) IFPC shall also have the right during the period between July 31, 1997 and December 31, 1998, at its sole cost and expense to install live video on Other Aircraft (other than Excluded Aircraft) in accordance with an installation schedule to be mutually agreed upon, subject to (i) in the case of clause (B), negotiation and timely payment by IFPC to Continental of mutually agreed upon commissions and minimum commissions with respect thereto which minimum commissions shall be unconditionally guaranteed by either MCI or Harris Corporation. (ii) in the case of both clause (A) and clause (B), which live video being integrated (in a manner reasonably satisfactory to Continental) with whatever in-flight entertainment systems are then installed or to be installed in the applicable aircraft, and (iii) in the case of both clause (A) and clause (B), satisfaction by IFPC of the operational, safety, regulatory and other requirements applicable to live video systems under the Agreement and applicable law. It is also agreed (whether or not the Financing Commitment is timely received or the Closing timely occurs) that live video may not be installed by IFPC on aircraft specifically identified by Continental if Continental advises IFPC that, in Continental's determination, the incremental weight of the live video system would cause a payload or range limitation which would prevent Continental from operating such aircraft with full payloads on the routes that Continental determines will or may be flown by such aircraft, and live video may not be installed on any aircraft unless the manufacturer of such aircraft has no reasonable major technical objection with respect to the antenna design or installation for such live video.



   The parties further agree that the last sentence of the third paragraph of
Section 3.1(a) of the Agreement is amended to read as follows: "In addition to such procedures, if such ATG System Equipment is not installed on a replacement aircraft in accordance with Section 8.2(c) below due to Continental failing to locate and make available for installation a suitable replacement aircraft or fleet of aircraft on which to install such ATG System Equipment, then Continental shall make a payment to IFPC in an amount necessary to satisfy the pro-rata portion of IFPC's remaining financing obligations owed by IFPC with respect to the acquisition and installation of such ATG System Equipment, where such pro-rata portion is calculated by dividing the number of months remaining in the three year period after the relevant aircraft is taken out of regular service by 36; provided that the Closing (as defined in that letter agreement between Continental and IFPC dated November 22, 1996, and joined in by MCI) has occurred by January 31, 1997."



   Notwithstanding the foregoing or any provision of the Agreement to the contrary, IFPC shall not be obligated to install live video on any of Continental's aircraft (except, as to any individual aircraft, if IFPC has commenced the installation of live video on such aircraft, in which case IFPC shall be obligated to complete such installation), and Continental shall be free to install in its aircraft any in-flight entertainment systems it selects, without any liability or obligation to IFPC whatsoever (including any right of first refusal, right to match or similar right), and Sections 3.8, 4.2(c) and 8.2(e) of the Agreement are deemed to be amended accordingly (including the elimination of the projected Commissions with respect to 3.8(b) Aircraft, as defined in the Agreement); provided, however, that with respect only to aircraft (other than Excluded Aircraft) which, but for the foregoing, would have been 3.8(b) Aircraft, as defined in the Agreement) and with respect to which (x) live video has been installed by IFPC prior to the installation thereon of an alternative entertainment system, and (y) such live video has produced average actual monthly Commissions of at least 250% of the average Value Added Services component (i.e., the 9.5%x(BxC) component) of the Guaranteed Monthly Non-Telephone Commission formula in Exhibit I to the Agreement (or, if such live video is installed on Other Aircraft, at least 250% of the applicable negotiated monthly guaranteed minimum commission) during the period beginning on the date of installation in such aircraft of live video and ending on the date of installation of such alternative entertainment system ("Eligible Competitive Aircraft"), Continental shall compensate IFPC, on an annual basis (commencing on the June 30 first following the installation of an alternative entertainment system on such Eligible Competitive Aircraft), in an amount equal to the difference between the applicable average annual live video Net Receipts per aircraft actually received by IFPC (net of Commissions payable to Continetal) from other aircraft of the same fleet type in Continental's fleet which have IFPC live video installed but no alternative entertainment system installed, and the applicable actual average annual live video Net Receipts received by IFPC (net of Commissions payable to Continental) from such Eligible Competitive Aircraft.







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  4. IFPC shall (i) concurrently with its execution and delivery hereof, wire transfer in immediately available funds to an account of Continental designated by Continental the sum of $633,098.50, which sum represents (x) the $750,000 owed to Continental pursuant to paragraph 5 of the letter agreement between Continental and IFPC dated as of April 5, 1996, less (y) $116,901.50, which the parties agree constitutes the total amount owed by Continental to IFPC with respect to the invoices from IFPC to Continental and the other matters described on Appendix 2 hereto, and payment of which shall be satisfied by the netting of such $116,901.50 against the $750,000 described above, and (ii) on the earlier of the Closing or January 31, 1997, wire transfer in immediately available funds to an account of Continental the sum of $252,500.00, representing the agreed Guaranteed Annual Commission owed by IFPC to Continental for the Contract Year ended April 1, 1996.


  5. (a) Upon the execution and delivery hereof by the parties hereto, Continental shall take a non-suit to dismiss without prejudice that certain Cause styled Continental Airlines v. In-Flight Phone Corporation, in the District Court of Harris County, Texas, 269th Judicial District (No. 96-54448).

   (b) Continental, for itself and all persons claiming by, through or under it, hereby fully, finally and forever releases, discharges, quitclaims, and covenants not to sue on any claim or cause of action, whether known or unknown, against IFPC or MCI, or any of their respective officers, directors, agents, employees, representatives, subsidiaries, affiliates or successors in interest, that exists or has ever existed prior to the date hereof, that Continental now has or may have and that is based on or relates to the timeliness (or lack thereof) of installation





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of equipment by IFPC pursuant to the Agreement or any of the ancillary agreements or any related costs, expenses or damages; provided, however, that nothing in the foregoing or elsewhere in this letter agreement shall in any way release or affect any party's obligations under this letter agreement or under the Agreement and the ancillary agreements, as amended hereby, from and after the date hereof.

   (c) Each of IFPC and MCI, for itself and all persons claiming by, through or under it, hereby fully, finally and forever releases, discharges, quitclaims, and covenants not to sue on any claim or cause of action, whether known or unknown, against Continental, or any of its officers, directors, agents, employees, representatives, subsidiaries, affiliates or successors in interest, that exists or has ever existed prior to the date hereof, that IFPC or MCI now have or may have and that is based on or relates to the timeliness (or lack thereof) of installation of equipment by IFPC pursuant to the Agreement or any of the ancillary agreements or any related costs, expenses or damages; provided, however, that nothing in the foregoing or elsewhere in this letter agreement shall in any way release or affect any party's obligations under this letter agreement or under the Agreement and the ancillary agreements, as amended hereby, from and after the date hereof.


   (d) None of the parties hereto may institute any legal proceedings, suit or other action against any other party hereto relating in any way to the Agreement or any of the ancillary agreements on or prior to February 3, 1997, unless the same is filed in the Texas state courts in Harris County, Texas, which shall be the exclusive forum for any litigation between or among the parties hereto relating in any way to the Agreement or the ancillary agreements and filed on or prior to February 3, 1997.


   Continental and IFPC agree that the Agreement is deemed modified and amended by the provisions of this letter agreement (whether or not such provisions specifically amend one or more provisions of the Agreement), and that if any of the provisions hereof conflict with any provision of the Agreement (prior to its amendment hereby), the terms of this letter agreement shall govern. MCI acknowledges and consents to the modifications to and amendments of the Agreement evidenced hereby. The Agreement, as amended and modified hereby, remains in full force and effect, and Continental hereby withdraws and terminates any and all notices of default with respect to the Agreement given by Continental.

   Please confirm your agreement to the foregoing by executing the enclosed copy of this letter agreement as indicated below and returning a copy to our attention at the above address. MCI is executing this letter agreement solely to agree to the provisions of Sections 4 and 5 hereof and to acknowledge and consent to the modifications to and amendments of the Agreement evidenced hereby.





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                                                Very truly yours,

                                                CONTINENTAL AIRLINES, INC.


                                                By:  /s/ Lawrence W. Kellner
                                                     ------------------------
                                                         Lawrence W. Kellner
                                                         Senior Vice President



Accepted and agreed to:

IN-FLIGHT PHONE CORPORATION


By:  /s/ Philip J. Bakes
    ---------------------
         Philip J. Bakes
         President and Chief Executive Officer


Executed solely to agree to the provisions of Sections 4 and 5 above and to acknowledge and consent to the modifications to and amendments of the Agreement evidenced hereby:

MCI TELECOMMUNICATIONS CORPORATION


By:  /s/ Michael J. Rowny
     --------------------
Name: Michael J. Rowny
Title: Executive Vice President





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